Exhibit (a)(1)(C)

ORBOTECH LTD.

Form of e-mail to be sent to eligible employees by Michael Havin, Corporate Secretary of Orbotech Ltd.,

upon commencement of the Exchange Offer

Subject: Option Exchange Program—Personal and Confidential

Dear Orbotech Employee,

You should today have received an e-mail from Rani Cohen informing you of the approval of our Board of Directors to implement a one-time option exchange program (the “Exchange Offer”). The Exchange Offer has officially commenced and you now have the opportunity to elect to exchange certain of your ‘underwater’ options for new options to purchase a lesser number of shares at an exercise price equal to the average between the high and low sale prices of the Company’s shares as reported on the Nasdaq on the day after the Exchange Offer terminates in accordance with its terms.

The Exchange Offer will be managed and administered through my office, with logistical support from the Company’s various human resources departments. This e-mail will provide you with summary material that describes the Exchange Offer and how to participate in it, if, after careful consideration, you choose to do so.

First, I would like to request that you confirm receipt of this e-mail from me. Please double click and open this e-mail fully. At the top left corner there should be a ‘Vote’ button where you can ‘Confirm Receipt’ of this e-mail. If there is, please click on it and send it to me now to indicate that you received this e-mail. If not, please confirm receipt manually by replying to this e-mail (a single word ‘Received’ in the subject line or the body of the e-mail is sufficient).

Second, I am attaching to this e-mail the following documents:

•	A Power Point Slide Presentation that introduces the general concepts of the Exchange Offer and outlines the steps you must take if, after careful consideration, you decide to participate.

•	The Form of Notice of Election to Participate in the Exchange Offer.

•	The Form of Notice of Withdrawal from Participation in the Exchange Offer.

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The full text of the formal ‘Offer to Exchange’ document dated November 4, 2010, and other materials in the Tender Offer Statement on Schedule TO that the Company has filed with the United States Securities and Exchange Commission (the “Tender Offer Documents”). Please note that the Company has received an exemption from the provisions of the Israel Securities Law, 5728-1968 (the “Securities Law”), including the prospectus publication requirements of the Securities Law, with respect to the Exchange Offer, pursuant to Section 15D of the Securities Law.

•	A copy of the Pre-Ruling received from the Israel Tax Authority in connection with the Exchange Offer (relevant to employees resident in Israel).

We ask that you read the attached documents as soon as possible. However, please note that the attached Power Point Slide Presentation is not intended to be a complete description of the Exchange Offer, and is qualified in its entirety by reference to the full text of the Tender Offer Documents, which is attached hereto and may also be accessed at www.sec.gov.

I will be available throughout the course of the Exchange Offer, either by telephone at +972-8-9423622, via e-mail at michael.havin@orbotech.com or in person, to discuss any questions that you might have regarding the Exchange Offer or the Tender Offer Documents.

Please note that the Exchange Offer will expire at 4:00 p. m., Israel Time, on Wednesday, December 15, 2010 (or such later date as may apply if the Exchange Offer is extended). If you decide, after careful consideration, to elect to exchange some or all of your Eligible Options pursuant to the Exchange Offer, you must notify the Company in the manner described in the Tender Offer Documents before the expiration of the Exchange Offer.

This communication does not constitute the Offer to Exchange. You should read the Tender Offer Statement on Schedule TO and exhibits, including the Offer to Exchange, dated November 4, 2010, that Orbotech Ltd. has filed with the United States Securities and Exchange Commission (the “SEC”) because they contain important information about the option exchange program. You can access these documents at the SEC’s website at www.sec.gov. Neither Orbotech nor our Board of Directors is making any recommendation as to whether or not you should participate in the option exchange program. You must make your own decision as to whether or not to participate; and the Company strongly recommends that you consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise.

Regards,

Michael Havin, Advocate

Corporate Secretary

Orbotech Ltd.

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